THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF SUCH DEPOSITARY OR BY A NOMINEE OF SUCH DEPOSITARY TO SUCH DEPOSITARY OR ANOTHER NOMINEE OF SUCH DEPOSITARY OR BY SUCH DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR OF SUCH DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.


R-                                                         Principal Amount

                     BROWNING-FERRIS INDUSTRIES, INC.          $200,000,000

                  7.40% DEBENTURE DUE SEPTEMBER 15, 2035

                             GLOBAL DEBENTURE

                                                           Cusip 115885 AK1


BROWNING-FERRIS INDUSTRIES, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company", which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., as the nominee of The Depository Trust Company, or registered assigns, the principal amount of Two Hundred Million Dollars ($200,000,000), on September 15, 2035 (the "Maturity Date") and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on March 15 and September 15 ("Interest Payment Date") in each year, beginning on March 15, 1996, and at the Maturity Date specified above on said principal amount, at the rate of 7.40% per annum, from the date hereof until payment of said principal amount has been made or duly provided for. The interest so payable on any Interest Payment Date (other than at maturity) will be paid to the Person in whose name this Global Debenture is registered at the close of business on the last day of the month immediately preceding the month in which such interest payment is due (a "Regular Record Date"), next preceding such Interest Payment Date, unless the Company shall default in the payment of interest due on any such Interest Payment Date, in which case such defaulted interest shall be paid to the Person in whose name this Global Debenture is registered at the close of business on a Special Record Date for the payment of such defaulted interest established by notice to the registered holders of Debentures not less than ten days preceding such Special Record Date. In any case where the date for any payment on the Debentures is not a Business Day, such payment shall be made on the next succeeding Business Day. A Business Day is any day that is not a Saturday or Sunday and that, in Houston, Texas, is not a day on which banking institutions are generally authorized or required by law or executive order to close.

Both principal of and interest on this Global Debenture are payable in immediately available funds in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts. Payments of principal and interest will be made in Houston, Texas, at the Corporate Trust Office of Texas Commerce Bank National Association, or at such other office or agency of the Company as the Company shall designate pursuant to the Indenture referred to elsewhere herein.

This Global Debenture is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the "Securities"), of the series hereinafter specified, issued or to be issued under a Restated Indenture dated as of September 1, 1991, as amended by indentures supplemental thereto (hereinafter called the "Indenture"), duly executed and delivered by the Company to Texas Commerce Bank National Association (successor trustee to First City, Texas--Houston, National Association, formerly First City National Bank of Houston), a banking corporation existing under the laws of the United States of America, as trustee (hereinafter called the "Trustee"), to which Indenture reference is hereby made for a description of the respective rights and duties thereunder of the Trustee, the Company and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates, may have different conversion prices (if any), may be subject to different redemption provisions, may be subject to different sinking, purchase or analogous funds, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Global Debenture is a Global Security representing one-half of the entire principal amount of a series of Securities designated "7.40% Debentures due September 15, 2035" (herein called the "Debentures") issued under the Indenture.
Unless otherwise provided herein, all terms used in this Global Debenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Debentures do not have a sinking fund.

The Debentures will be redeemable as a whole or in part, at the option of the Company at any time, at a Redemption Price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to maturity on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 20 basis points, plus in each case accrued interest to the Redemption Date.

"Treasury Yield" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures, which prior to 2006 will be deemed to be a 30-year Treasury security, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures. "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

"Comparable Treasury Price" means, with respect to any Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Redemption Date.

"Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, CS First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers Inc. and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

Holders of Debentures to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

In case an Event of Default with respect to the Debentures shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, immediately due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture. The Indenture provides that such declaration may in certain events be waived by the Holders of a majority in principal amount of the Debentures then Outstanding.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected. It is also provided in the Indenture that prior to any declaration accelerating the maturity of the Debentures as a series, the Holders of a majority in aggregate principal amount of the Securities of such series at the time Outstanding may on behalf of the Holders of all of the Securities of such series waive any past default with respect to the Securities of such series under the Indenture and its consequences, except a default in the payment of the principal of, or interest on, any of the Securities of such series.

The Indenture provides that no Holder of any Debenture may enforce any remedy under the Indenture except in the case of refusal or neglect of the Trustee to act after notice of default and after request by the Holders of 25% in principal amount of the Outstanding Debentures in certain events and the offer to the Trustee of security and indemnity satisfactory to it; provided, however, that such provision shall not prevent the Holder hereof from enforcing payment of the principal of, or interest on, this Global Debenture.

No reference herein to the Indenture and no provision of this Global Debenture or of the Indenture (including the Company's right to defease and discharge the Debentures pursuant to Article Four of the Indenture) shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Global Debenture at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

This Global Debenture shall be exchangeable for Securities registered in the names of Persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as the Depositary or if at any time the Depositary ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, and the Company fails to appoint a successor Depositary within 90 days after the Company receives such notice or becomes aware of such event, (ii) the Company executes and delivers to the Trustee a Company Order that this Global Debenture shall be so exchangeable or (iii) there shall have occurred and be continuing an Event of Default, or an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default, with respect to the Debentures. To the extent that this Global Debenture is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Debentures registered in such names as the Depositary shall direct.

Except as provided in the immediately preceding paragraph, this Global Debenture may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

Prior to due presentment for registration of transfer of this Global Debenture, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the Holder hereof as the absolute owner of this Global Debenture (whether or not this Global Debenture shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof or on account hereof (except as otherwise provided in the Indenture), as herein provided, and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Security Registrar shall be affected by any notice to the contrary. All payments made to or upon the order of such Holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Global Debenture.

None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of this Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

No recourse for the payment of the principal of, or interest on, this Global Debenture, or for any claims based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Debenture or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Except as otherwise expressly provided in this Global Debenture, this Global Debenture shall in all respects be entitled to all benefits, and subject to the same terms and conditions, as definitive registered securities authenticated and delivered under the Indenture.

The Indenture and this Global Debenture shall be governed by and construed in accordance with the laws of the State of Texas.

This Global Debenture shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated as of September 15, 1995     BROWNING-FERRIS INDUSTRIES, INC.


TRUSTEE'S CERTIFICATE              By:_______________________________
OF AUTHENTICATION                  Title:____________________________


This is one of the Securities      Attest:___________________________
of the series designated herein    Title:____________________________
referred to in the within-mentioned
Indenture.


      TEXAS COMMERCE BANK
NATIONAL ASSOCIATION, as Trustee


By:________________________________
      Authorized Officer